Exhibit 99.3

S&W Announces Closing of Private Placement with
New and Existing Investors

New Investor Acquires 4.8% Stake

Two Largest Shareholders Participate

Provides Preliminary Financial Results for Fiscal Year 2017

For Immediate Release
Company Contact: Matthew Szot, Chief Financial Officer S&W Seed Company Phone: (559) 884-2535 www.swseedco.com	Investor Contact: Robert Blum, Joe Dorame, Joe Diaz Lytham Partners, LLC Phone: (602) 889-9700 sanw@lythampartners.com www.lythampartners.com

HANFORD, California - July 19, 2017 - S&W Seed Company (Nasdaq: SANW) announced it has closed a non-brokered private placement of its common stock for total proceeds of approximately $10.7 million. A new investor, as well as S&W's two largest investors - MFP Partners, L.P. and Wynnefield Capital, Inc., participated. The Company issued 2,685,000 shares of its common stock at a purchase price of $4.00 per share in the private placement.

S&W Seed Company anticipates using proceeds from the private placement for general working capital purposes, to pay down existing debt, and to pursue future growth opportunities.

Fiscal Year 2017 Preliminary Results

Based on a preliminary and unaudited review of the financial results for the fiscal year ended June 30, 2017, S&W Seed Company currently expects revenue to be approximately $75 million and Adjusted EBITDA in the range of $3.0 million and $4.0 million. The Company's results in fiscal year 2017 were primarily impacted due to weakness in the Saudi Arabian market as regulatory restrictions on water usage continue to occur.

Mark Wong, recently appointed Chief Executive Officer of S&W Seed Company, commented, "Having been in the CEO role for a short period to this point, I clearly recognize the significant impact that the water regulations in Saudi Arabia are having on one of our most important markets. We are sharply focused on developing solutions to address these issues. While I work with the team to create our go- forward strategy, I am very encouraged with the just completed private placement. It establishes a strong financial base for the Company into the future with the participation of our two largest existing investors and a new investor that recognizes the opportunity S&W represents. S&W has a number of tremendous assets, and I look forward to leveraging those assets for the benefit of our loyal shareholders."

Mark Wong was named CEO of S&W Seed Company on June 20, 2017. With more than 40 years of experience developing agribusinesses, with particular expertise in technology integration and commercialization, his appointment is part of S&W's strategic initiative to maintain its leadership position in its core alfalfa crop, while expanding its portfolio into complimentary crops and technologies where S&W has the potential to become the dominant player in the forage market in the years to come. Wong brings a proven track record of developing multiple successful agricultural companies, having sold three companies to industry leaders like Monsanto and Syngenta aggregating more than $750 million in shareholder value. Additionally, Wong is chairman of one of the twenty largest dairies in the United States, American Dairyco.

About S&W Seed Company
Founded in 1980, S&W Seed Company is a global agricultural company, headquartered in the San Joaquin Valley of California. The Company's vision is to be the world's preferred proprietary seed company which supplies a range of forage and specialty crop products that supports the growing global demand for animal proteins and healthier consumer diets. The Company is a global leader in alfalfa seed, with significant research and development, production and distribution capabilities. S&W's capabilities span the world's alfalfa seed production regions, with operations in the Western United States, including the San Joaquin and Imperial Valleys of California, Australia, and Canada, and S&W sells its seed products in more than 30 countries around the globe.  The Company also provides hybrid sorghum and sunflower, and is utilizing its research and breeding expertise to develop and produce stevia, the all-natural, zero calorie sweetener for the food and beverage industry. For more information, please visit www.swseedco.com.

Preliminary Financial Results and Non-GAAP Financial Measures

The estimated financial results presented above are preliminary, based upon our estimates and are subject to revision based upon our year-end closing procedures and the completion and audit of our year-end financial statements. These estimates are not a comprehensive statement of our financial results for this period and should not be viewed as a substitute for full financial statements prepared in accordance with generally accepted accounting principles ("GAAP"). Our actual results may differ materially from these estimates as a result of the completion of our year-end closing procedures, final adjustments and other developments arising between now and the time that our financial results for this period are finalized, and such changes could be material.

We have included the non-GAAP financial measure of expected Adjusted EBITDA in this release. S&W uses this non-GAAP financial measure internally to facilitate period-to-period comparisons and analysis of its operating performance, and believes it is useful to investors as a supplement to GAAP measures in analyzing, trending and benchmarking the performance and value of the Company's business. However, it is not intended to be a substitute for financial measures reported in accordance with GAAP. Additionally, various line items, including income taxes and other items that are required to reconcile between net income (loss) and Adjusted EBITDA, are subject to completion of our year-end closing procedures and the completion and audit of our year-end financial statements. As a result, we have not reconciled the Adjusted EBITDA outlook for fiscal 2017 to net income (loss) because such reconciliation is not available without unreasonable effort.

Safe Harbor Statement
This release contains "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, and such forward-looking statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. "Forward-looking statements" describe future expectations, plans, results, or strategies and are generally preceded by words such as "may," "future," "plan" or "planned," "will" or "should," "expected," "anticipates," "draft," "eventually" or "projected." Forward-looking statements in this release include, but are not limited to, statements regarding the anticipated use of proceeds with respect to the private placement financing, the Company's financial performance and the Company's strategic initiatives. You are cautioned that such statements are subject to a multitude of risks and uncertainties that could cause future circumstances, events, or results to differ materially from those projected in the forward-looking statements, including the risk that our strategic initiatives may not achieve the expected results, and risks associated with our ability to successfully optimize and commercialize our business. These and other risks are identified in our filings with the Securities and Exchange Commission, including without limitation our Annual Report on Form 10-K for the year ended June 30, 2016 and in other filings subsequently made by the Company with the Securities and Exchange Commission. All forward-looking statements contained in this press release speak only as of the date on which they were made and are based on management's assumptions and estimates as of such date. We do not undertake any obligation to publicly update any forward-looking statements, whether as a result of the receipt of new information, the occurrence of future events or otherwise.